    Exhibit 99.1
Uber Announces Results for Fourth Quarter and Full Year 2023

Fourth quarter trips and monthly active platform consumers grew 24% and 15% year-over-year, respectively
Fourth quarter Gross Bookings grew 22% year-over-year and 21% year-over-year on a constant currency basis
Fourth quarter net income of $1.4 billion; Income from operations of $652 million; Record Adjusted EBITDA margin
Fourth quarter operating cash flow of $823 million; Free cash flow of $768 million

SAN FRANCISCO – February 7, 2024 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter and full year ended December 31, 2023.

“2023 was an inflection point for Uber, proving that we can continue to generate strong, profitable growth at scale,” said Dara Khosrowshahi, CEO. “Our audiences are larger and more engaged than ever, with our platform powering an average of nearly 26 million daily trips last year.”

“Uber’s platform advantages and disciplined investment in new growth opportunities resulted in record engagement and accelerating Gross Bookings in Q4,” said Prashanth Mahendra-Rajah, CFO. “We’re looking forward to sharing more about our strategy and capital allocation plans at our Investor Update next week.”

Financial Highlights for Fourth Quarter 2023
•Gross Bookings grew 22% year-over-year (“YoY”) to $37.6 billion, or 21% on a constant currency basis, with Mobility Gross Bookings of $19.3 billion (+29% YoY or +28% YoY constant currency) and Delivery Gross Bookings of $17.0 billion (+19% YoY or +17% YoY constant currency). Trips during the quarter grew 24% YoY to 2.6 billion, or approximately 28 million trips per day on average.
•Revenue grew 15% YoY to $9.9 billion, or 13% on a constant currency basis. Combined Mobility and Delivery revenue grew 22% YoY to $8.7 billion, or 20% on a constant currency basis.
•Income from operations was $652 million, up $794 million YoY and $258 million quarter-over-quarter (“QoQ”).
•Net income attributable to Uber Technologies, Inc. was $1.4 billion, which includes a $1.0 billion net tailwind (pre-tax) primarily due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $1.3 billion, up $618 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 3.4%, up from 2.2% in Q4 2022.
•Net cash provided by operating activities was $823 million and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $768 million.
•Unrestricted cash, cash equivalents, and short-term investments were $5.4 billion at the end of the fourth quarter.
Outlook for Q1 2024
For Q1 2024, we anticipate:
•Gross Bookings of $37.0 billion to $38.5 billion
•Adjusted EBITDA of $1.26 billion to $1.34 billion

Financial and Operational Highlights for Fourth Quarter 2023

	Three Months Ended December 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	131	150	15%
Trips	2,104	2,601	24%
Gross Bookings	$30,749	$37,575	22%	21%
Revenue	$8,607	$9,936	15%	13%
Income (loss) from operations	$(142)	$652	**
Net income attributable to Uber Technologies, Inc. (2)	$595	$1,429	140%
Adjusted EBITDA (1)	$665	$1,283	93%
Net cash provided by (used in) operating activities (3)	$(244)	$823	**
Free cash flow (1), (3)	$(303)	$768	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q4 2022 net income includes a $756 million net benefit (pre-tax) from revaluations of Uber’s equity investments. Q4 2023 net income includes a $1.0 billion net benefit (pre-tax) from revaluations of Uber’s equity investments.
(3) Net cash used in operating activities and free cash flow for Q4 2022 includes an approximately $733 million cash outflow related to the settlement of outstanding HMRC VAT claims for periods prior to our UK business model change on March 14, 2022.
** Percentage not meaningful.

Full Year 2023 Financial and Operational Highlights

	Year Ended December 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Trips	7,642	9,448	24%
Gross Bookings	$115,395	$137,865	19%	20%
Revenue	$31,877	$37,281	17%	18%
Income (loss) from operations	$(1,832)	$1,110	**
Net income (loss) attributable to Uber Technologies, Inc. (2)	$(9,141)	$1,887	**
Adjusted EBITDA (1)	$1,713	$4,052	137%
Net cash provided by operating activities (3)	$642	$3,585	**
Free cash flow (1), (3)	$390	$3,362	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss for the year ended December 31, 2022 includes a $7.0 billion net headwind (pre-tax) from revaluations of Uber’s equity investments.
Net income for the year ended December 31, 2023 includes a $1.6 billion net benefit (pre-tax) from revaluations of Uber’s equity investments.
(3) Net cash provided by operating activities and free cash flow for the year ended December 31, 2022 includes an approximately $733 million cash outflow related to the settlement of outstanding HMRC VAT claims for periods prior to our UK business model change on March 14, 2022.
Net cash provided by operating activities and free cash flow during the year ended December 31, 2023 includes an approximately $622 million cash outflow related to payments of HMRC VAT for multiple assessments for the period of March 2022 to March 2023.
** Percentage not meaningful.

Results by Offering and Segment
Gross Bookings

	Three Months Ended December 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$14,894	$19,285	29%	28%
Delivery	14,315	17,011	19%	17%
Freight	1,540	1,279	(17)%	(17)%
Total	$30,749	$37,575	22%	21%

Revenue

	Three Months Ended December 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Revenue:
Mobility (1), (3)	$4,136	$5,537	34%	31%
Delivery (2), (3)	2,931	3,119	6%	4%
Freight	1,540	1,280	(17)%	(17)%
Total	$8,607	$9,936	15%	13%
(1) Mobility Revenue in Q4 2023 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $207 million. These changes negatively impacted Mobility revenue YoY growth by 5 percentage points.
(2) Delivery Revenue in Q4 2023 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by $322 million. These changes negatively impacted Delivery revenue YoY growth by 11 percentage points.
(3) Combined Mobility and Delivery Revenue in Q4 2023 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $529 million. These changes negatively impacted combined Mobility and Delivery revenue YoY growth by 7 percentage points.

Revenue Margin

	Three Months Ended December 31,
	2022	2023

Mobility (1)	27.8%	28.7%
Delivery (2)	20.5%	18.3%
(1) Mobility Revenue Margin in Q4 2023 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by 110 bps.
(2) Delivery Revenue Margin in Q4 2023 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by 190 bps.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended December 31,
(In millions, except percentages)	2022	2023	% Change

Segment Adjusted EBITDA:
Mobility	$1,012	$1,446	43%
Delivery	241	476	98%
Freight	(8)	(14)	(75)%
Corporate G&A and Platform R&D (1)	(580)	(625)	(8)%
Adjusted EBITDA (2)	$665	$1,283	93%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Financial Highlights for the Fourth Quarter 2023 (continued)
Mobility
•Gross Bookings of $19.3 billion: Mobility Gross Bookings grew 29% YoY and 8% QoQ.
•Revenue of $5.5 billion: Mobility Revenue grew 34% YoY and 9% QoQ. The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Revenue Margin of 28.7% increased 90 bps YoY and 40 bps QoQ. Business model changes negatively impacted Mobility Revenue Margin by 110 bps in Q4 2023.
•Adjusted EBITDA of $1.4 billion: Mobility Adjusted EBITDA increased $434 million YoY and $159 million QoQ. Mobility Adjusted EBITDA margin was 7.5% of Gross Bookings compared to 6.8% in Q4 2022 and 7.2% in Q3 2023. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Gross Bookings of $17.0 billion: Delivery Gross Bookings grew 19% YoY and 6% QoQ.
•Revenue of $3.1 billion: Delivery Revenue grew 6% YoY and 6% QoQ. Delivery Revenue Margin of 18.3% decreased 220 bps YoY and increased 10 bps QoQ. Business model changes negatively impacted Delivery Revenue Margin by 190 bps in Q4 2023.
•Adjusted EBITDA of $476 million: Delivery Adjusted EBITDA grew $235 million YoY and $63 million QoQ. Delivery Adjusted EBITDA margin was 2.8% of Gross Bookings, compared to 1.7% in Q4 2022 and 2.6% in Q3 2023. Delivery Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volumes and increased Advertising revenue.
Freight
•Revenue of $1.3 billion: Freight Revenue declined 17% YoY and was flat QoQ. The YoY decrease was driven by lower revenue per load and volume, both a consequence of the challenging freight market cycle.
•Adjusted EBITDA loss of $14 million: Freight Adjusted EBITDA declined $6 million YoY and $1 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings declined 60 bps YoY and 10 bps QoQ to (1.1)%.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $625 million, compared to $580 million in Q4 2022, and $595 million in Q3 2023. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 20 bps YoY and remained flat QoQ due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $6.1 billion. Non-GAAP cost of revenue was $6.0 billion, representing 16.1% of Gross Bookings, compared to 17.3% and 16.0% in Q4 2022 and Q3 2023, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing cost of revenue growth.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $702 million. Non-GAAP operations and support was $646 million, representing 1.7% of Gross Bookings, compared to 1.8% in both Q4 2022 and Q3 2023. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $935 million. Non-GAAP sales and marketing was $912 million, representing 2.4% of Gross Bookings, compared to 3.6% and 2.6% in Q4 2022 and Q3 2023, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to business model changes in some countries that classified certain sales and marketing costs as contra revenue. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $784 million. Non-GAAP research and development was $483 million, representing 1.3% of Gross Bookings, compared to 1.5% and 1.4% in Q4 2022 and Q3 2023, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦General and administrative: GAAP general and administrative was $603 million. Non-GAAP general and administrative was $564 million, representing 1.5% of Gross Bookings, compared to 1.7% and 1.5% in Q4 2022 and Q3 2023, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Fourth Quarter 2023
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 150 million: MAPCs grew 15% YoY to 150 million, driven by continued improvement in consumer activity for both our Mobility and Delivery offerings.
•Trips of 2.6 billion: Trips on our platform grew 24% YoY and 7% QoQ, driven by both Mobility and Delivery growth. Both Mobility and Delivery trips were up QoQ. Monthly trips per MAPC grew 8% YoY to 5.8.
•Supporting earners: As part of our goal of being the world’s best platform for flexible work, announced over 20 new improvements to the Uber Driver app, while also making earning on Uber safer with features like Record my Ride and fairer through improvements to our account deactivation process. Drivers and couriers earned an aggregate $17.2 billion (including tips) during the quarter, with earnings up 24% YoY, or 23% on a constant currency basis.
•Membership: Launched Uber One, our single cross-platform membership program, in Belgium, Brazil, Dominican Republic, Ecuador, Poland, Puerto Rico, and Switzerland. Uber One is now available across 25 countries.
•Advertising: Launched Sponsored Items on Uber Eats in Brazil, Chile, Costa Rica and Mexico. In addition, expanded Sponsored Items to the alcohol category. Further, continued our direct sales global expansion with the addition of Japan, Taiwan and Spain. Active advertising merchants during the quarter exceeded 550K, up 75% YoY.
•Family profiles with teen accounts: Building on success in the US and Canada, expanded teen accounts internationally, starting with Brazil and with plans to expand to additional markets.
•Uber for Business (“U4B”) expense integrations: Announced U4B’s integrations with leading expense management providers Brex and Ramp to automate receipt matching for Uber rides and meals, helping companies of all sizes simplify expenses and save time on and off the road. In addition, launched a new meal planning feature on Uber Eats that office managers and administrators can use to make group ordering easy and enjoyable.
Mobility
•Earner and rider safety: Announced the expansion of key safety features to new geographies and brought the Record my Ride feature to drivers in a dozen US cities. In addition, integrated Android Auto with the Uber Driver app following our recent CarPlay integration, and enabled drivers to share real-time traffic and route information that will be visible to other drivers, making the experience better for everyone.
•Taxis: Launched our coalesced taxi product in Washington, DC; Paris, France; Cancún, Mexico; and Victoria, Australia, increasing reliability of supply and providing opportunities for taxi drivers in these markets to earn more on Uber. In addition, announced that London’s iconic Black Cabs will soon be listed in the app.

•UberX Share: Expanded UberX Share to 11 new cities across key markets in EMEA, ANZ and the US, including Boston, Denver, Orlando and Zurich.
•Uber Rent, Valet & Carshare: Launched Uber Rent in Belgium, France, Germany, Greece, Italy, Netherlands, Portugal and Spain, giving consumers access to a range of rental car partners in the Uber app. In addition, expanded Uber Valet, now available in nine US markets, enabling Uber Rent users to have a rental car delivered to their door and picked up upon their return. Further, launched Uber Carshare in Boston and Toronto.
•Uber Connect: Launched the Return a Package feature in time for the holiday season, allowing Uber and Uber Eats customers in over 4,950 US cities and towns to have a courier pick up their prepaid packages and drop them off at a local post office, UPS, or FedEx location. In addition, launched a Store Pickup feature in over 1,700 cities, allowing customers to have an Uber courier pick up a purchased item from a store to be delivered to a recipient of their choosing.
Delivery
•Merchant selection: Launched partnerships with popular US restaurants, grocery stores and retailers, including Big Lots, Torchy’s Tacos, Sprouts Farmers Market, Eataly, and all 6,700 US Domino’s locations. Building upon success in the US, expanded our reach with Domino’s including a pilot live with over 180 stores across the UK and Ireland, and launching with nearly 200 locations in Taiwan.
•Multi-merchant ordering: Introduced the ability for consumers to place orders from two nearby Uber Eats merchants—across restaurants, alcohol, convenience and more—with a single Delivery Fee and checkout and delivery experience, boosting convenience for consumers and leveraging our efficient batching and routing technologies.
•Cornershop integration: Completed the integration of Cornershop, bringing Latin American grocery delivery and Cornershop retail partners onto the Uber platform, enabling former Cornershop consumers to benefit from Uber One membership, and unifying the Uber Eats grocery delivery experience globally.
•Improving the grocery courier experience: Made improvements to the grocery courier experience that enable shoppers to accept and complete orders more efficiently, including providing location metadata, offering live order support, and enabling merchant shoppers to easily claim merchant pick-and-pack (MPP) orders when there are multiple orders from the same merchant in progress at once.
•Uber Direct momentum: Launched and expanded Uber Direct partnerships, including launching an exclusive deal with KFC in the UK, launching Burger King in Germany, scaling 7-11 and McDonald’s in Japan, and launching Japanese supermarket chain MaxValu.
Freight
•Enterprise customer momentum: Onboarded several new enterprise customers to the Transportation Management business driven in part by enhanced Uber Freight Transportation Management System (TMS) capabilities, including expanded end-to-end shipment visibility across rail and ocean modes.
•Sustainability initiatives: Launched our new Emissions Dashboard to provide shippers with comprehensive insight into their network’s emissions across all modes quantified using the Global Logistics Emissions Council (GLEC) framework. In addition, announced a partnership with Greenlane, a joint venture between Daimler Truck North America, NextEra Energy Resources, LLC and BlackRock, to accelerate the development and installation of commercial electric truck charging stations.
•Torc partnership: Announced a strategic partnership with Torc, an independent subsidiary of Daimler Truck AG, in which Torc will leverage and apply insights from Uber Freight’s vast network to support the development and deployment of its autonomous truck.
Webcast and conference call information
A live audio webcast of our fourth quarter ended December 31, 2023 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on February 7, 2024 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 47 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2023 and subsequent annual reports, quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2022	As of December 31, 2023
Assets
Cash and cash equivalents	$4,208	$4,680
Short-term investments	103	727
Restricted cash and cash equivalents	680	805
Accounts receivable, net	2,779	3,404
Prepaid expenses and other current assets	1,479	1,681
Total current assets	9,249	11,297
Restricted cash and cash equivalents	1,789	1,519
Restricted investments	1,614	4,779
Investments	4,401	6,101
Equity method investments	870	353
Property and equipment, net	2,082	2,073
Operating lease right-of-use assets	1,449	1,241
Intangible assets, net	1,874	1,425
Goodwill	8,263	8,151
Other assets	518	1,760
Total assets	$32,109	$38,699
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$728	$790
Short-term insurance reserves	1,692	2,016
Operating lease liabilities, current	201	190
Accrued and other current liabilities	6,232	6,458
Total current liabilities	8,853	9,454
Long-term insurance reserves	3,028	4,722
Long-term debt, net of current portion	9,265	9,459
Operating lease liabilities, non-current	1,673	1,550
Other long-term liabilities	786	832
Total liabilities	23,605	26,017

Redeemable non-controlling interests	430	654
Equity
Common stock	—	—
Additional paid-in capital	40,550	42,264
Accumulated other comprehensive loss	(443)	(421)
Accumulated deficit	(32,767)	(30,594)
Total Uber Technologies, Inc. stockholders' equity	7,340	11,249
Non-redeemable non-controlling interests	734	779
Total equity	8,074	12,028
Total liabilities, redeemable non-controlling interests and equity	$32,109	$38,699

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023
Revenue	$8,607	$9,936	$31,877	$37,281
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5,307	6,057	19,659	22,457
Operations and support	605	702	2,413	2,689
Sales and marketing	1,122	935	4,756	4,356
Research and development	747	784	2,798	3,164
General and administrative	745	603	3,136	2,682
Depreciation and amortization	223	203	947	823
Total costs and expenses	8,749	9,284	33,709	36,171
Income (loss) from operations	(142)	652	(1,832)	1,110
Interest expense	(151)	(155)	(565)	(633)
Other income (expense), net	767	1,331	(7,029)	1,844
Income (loss) before income taxes and income from equity method investments	474	1,828	(9,426)	2,321
Provision for (benefit from) income taxes	(84)	133	(181)	213
Income from equity method investments	42	5	107	48
Net income (loss) including non-controlling interests	600	1,700	(9,138)	2,156
Less: net income attributable to non-controlling interests, net of tax	5	271	3	269
Net income (loss) attributable to Uber Technologies, Inc.	$595	$1,429	$(9,141)	$1,887
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$0.30	$0.69	$(4.64)	$0.93
Diluted	$0.29	$0.66	$(4.65)	$0.87
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,994,800	2,060,885	1,972,131	2,035,651
Diluted	2,060,575	2,121,929	1,974,928	2,091,782

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023
Cash flows from operating activities
Net income (loss) including non-controlling interests	$600	$1,700	$(9,138)	$2,156
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	223	203	947	823
Bad debt expense	38	29	114	92
Stock-based compensation	482	469	1,793	1,935
Gain on business divestitures	—	(204)	(14)	(204)
Deferred income taxes	(190)	(6)	(441)	26
Income from equity method investments, net	(42)	(5)	(107)	(48)
Unrealized (gain) loss on debt and equity securities, net	(752)	(1,000)	7,045	(1,610)
Loss from sale of investment	—	—	—	74
Impairments of goodwill, long-lived assets and other assets	13	9	28	86
Impairment of equity method investment	—	—	182	—
Revaluation of MLU B.V. call option	(11)	—	(191)	—
Unrealized foreign currency transactions	71	(18)	96	138
Other	(12)	(23)	(7)	(48)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(323)	(395)	(542)	(758)
Prepaid expenses and other assets	(139)	(281)	(196)	(1,462)
Operating lease right-of-use assets	51	50	193	191
Accounts payable	(53)	(22)	(133)	64
Accrued insurance reserves	251	576	736	2,015
Accrued expenses and other liabilities	(405)	(216)	492	295
Operating lease liabilities	(46)	(43)	(215)	(180)
Net cash provided by (used in) operating activities	(244)	823	642	3,585
Cash flows from investing activities
Purchases of property and equipment	(59)	(55)	(252)	(223)
Purchases of non-marketable equity securities	—	(10)	(14)	(52)
Purchases of marketable securities	(1,708)	(2,844)	(1,708)	(8,774)
Proceeds from maturities and sales of marketable securities	—	2,076	376	5,069
Proceeds from sale of equity method investment	—	—	—	721
Proceeds from business divestiture	—	—	26	—
Acquisition of businesses, net of cash acquired	—	—	(59)	—
Other investing activities	(2)	14	(6)	33
Net cash used in investing activities	(1,769)	(819)	(1,637)	(3,226)
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	—	1,703	—	2,824
Principal repayment on term loan and notes	—	(1,525)	—	(2,675)
Principal repayments on Careem Notes	(80)	—	(80)	(25)
Purchase of capped calls	—	(141)	—	(141)
Principal payments on finance leases	(37)	(53)	(184)	(171)

Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	33	45	92	130
Proceeds from issuance and sale of subsidiary stock units	—	—	255	—
Other financing activities	(5)	17	(68)	(37)
Net cash provided by (used in) financing activities	(89)	46	15	(95)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	145	89	(148)	63
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(1,957)	139	(1,128)	327
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	8,634	6,865	7,805	6,677
End of period	$6,677	$7,004	$6,677	$7,004

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023

	(Unaudited)
Interest income	$73	$160	$139	$484
Foreign currency exchange gains (losses), net	(71)	3	(147)	(182)
Gain on business divestitures (1)	—	204	14	204
Loss from sale of investments	—	—	—	(74)
Unrealized gain (loss) on debt and equity securities, net (2)	752	1,000	(7,045)	1,610
Impairment of equity method investment (3)	—	—	(182)	—
Revaluation of MLU B.V. call option (4)	11	—	191	—
Other, net	2	(36)	1	(198)
Other income (expense), net	$767	$1,331	$(7,029)	$1,844
(1) During the three and twelve months ended December 31, 2023, gain on business divestitures represents a $204 million gain on the sale of interest in our Careem non-ridesharing business.
(2) During the three months ended December 31, 2022, unrealized gain (loss) on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $773 million unrealized gain on our Didi investment, a $316 million unrealized gain on our Grab investment, partially offset by a $301 million unrealized loss on our Aurora investments.
During the year ended December 31, 2022, unrealized gain (loss) on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $3.0 billion net unrealized loss on our Aurora investments, a $2.1 billion net unrealized loss on our Grab investment, a $1.0 billion net unrealized loss on our Didi investment, a $747 million change of fair value on our Zomato investment, as well as a $142 million net unrealized loss on our other investments in securities accounted for under the fair value option.
During the three months ended December 31, 2023, unrealized gain (loss) on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $659 million unrealized gain on our Aurora investment, a $414 million unrealized gain on our Didi investment, partially offset by a $91 million unrealized loss on our Grab investment.
During the year ended December 31, 2023, unrealized gain (loss) on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $985 million net unrealized gain on our Aurora investment, a $443 million net unrealized gain on our Didi investment, a $84 million net unrealized gain on our Joby investment, and a $80 million net unrealized gain on our Grab investment.
(3) During the year ended December 31, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(4) During the year ended December 31, 2022, revaluation of MLU B.V. call option represents a $191 million net gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023

	(Unaudited)
Operations and support	$40	$52	$154	$184
Sales and marketing	26	22	102	96
Research and development	295	298	1,060	1,215
General and administrative	121	97	477	440
Total	$482	$469	$1,793	$1,935
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Margin. We define Revenue Margin as revenue as a percentage of Gross Bookings.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.

Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Legal, tax, and regulatory reserve changes and settlements
Legal, tax, and regulatory reserve changes and settlements are primarily related to certain significant legal proceedings or governmental investigations related to worker classification definitions, or tax agencies challenging our non-income tax positions. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Limitations of Non-GAAP Financial Measures and Adjusted EBITDA Reconciliation
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.

Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2023	2022	2023

Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$595	$1,429	$(9,141)	$1,887
Add (deduct):
Net income attributable to non-controlling interests, net of tax	5	271	3	269
Provision for (benefit from) income taxes	(84)	133	(181)	213
Income from equity method investments	(42)	(5)	(107)	(48)
Interest expense	151	155	565	633
Other (income) expense, net	(767)	(1,331)	7,029	(1,844)
Depreciation and amortization	223	203	947	823
Stock-based compensation expense	482	469	1,793	1,935
Legal, tax, and regulatory reserve changes and settlements	81	(73)	732	9
Goodwill and asset impairments/loss on sale of assets, net	8	(1)	25	84
Acquisition, financing and divestitures related expenses	7	9	46	36
Accelerated lease costs related to cease-use of ROU assets	6	—	6	—
COVID-19 response initiatives	—	—	1	—
Loss on lease arrangement, net	—	8	7	4
Restructuring and related charges	—	16	2	51
Mass arbitration fees, net	—	—	(14)	—
Adjusted EBITDA	$665	$1,283	$1,713	$4,052

Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2023	2022	2023
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(244)	$823	$642	$3,585
Purchases of property and equipment	(59)	(55)	(252)	(223)
Free cash flow	$(303)	$768	$390	$3,362
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	December 31, 2022	September 30, 2023	December 31, 2023
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$5,307	$5,626	$6,057
Restructuring and related charges	—	—	(9)
Legal, tax, and regulatory reserve changes and settlements	—	13	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$5,307	$5,639	$6,048

	Three Months Ended
(In millions)	December 31, 2022	September 30, 2023	December 31, 2023
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$605	$683	$702
Restructuring and related charges	—	(2)	(3)
Acquisition, financing and divestitures related expenses	(1)	(2)	(1)
Stock-based compensation expense	(40)	(49)	(52)
Non-GAAP Operations and support	$564	$630	$646

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,122	$941	$935
Restructuring and related charges	—	(1)	(1)
Stock-based compensation expense	(26)	(24)	(22)
Non-GAAP Sales and marketing	$1,096	$916	$912

Non-GAAP Research and development reconciliation:
GAAP Research and development	$747	$797	$784
Restructuring and related charges	—	—	(3)
Stock-based compensation expense	(295)	(310)	(298)
Non-GAAP Research and development	$452	$487	$483

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$745	$646	$603
Legal, tax, and regulatory reserve changes and settlements	(81)	—	73
Goodwill and asset impairments/loss on sale of assets	(8)	(2)	1
Restructuring and related charges	—	(1)	—
Acquisition, financing and divestitures related expenses	(6)	(7)	(8)
Accelerated lease costs related to cease-use of ROU assets	(6)	—	—
Gain (loss) on lease arrangements, net	—	1	(8)
Stock-based compensation expense	(121)	(109)	(97)
Non-GAAP General and administrative	$523	$528	$564